NEWS RELEASE

Contact: Robert D. Hardy, CFO
U.S. Concrete, Inc
713-499-6222
FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS FIRST QUARTER 2008 RESULTS

• First quarter revenues increased 2.9% to $162 million
• First quarter adjusted EBITDA of $5.4 million, up 12.1%
• Average ready-mixed concrete sales prices up 5.4%
• Provides second quarter 2008 guidance

HOUSTON, TEXAS - MAY 8, 2008 - U.S. Concrete, Inc. (NASDAQ: RMIX) today reported a net loss from continuing operations of $5.1 million, or $(0.13) per share, for the quarter ended March 31, 2008, compared to a net loss from continuing operations of $5.2 million, or $(0.14) per share, in the first quarter of 2007.

As previously announced, the Company has divested certain business units, whose operating results have been reflected in “Results of Discontinued Operations” for the first quarter of 2008 and the comparative prior-year results have been adjusted to reflect such changes in reporting. The Company reported a loss from discontinued operations of $0.1 million, or $(0.01) per share, during the first quarter of 2008, compared to a loss from discontinued operations of $0.5 million, or $(0.01) per share, in the first quarter of 2007.

U.S. Concrete has historically reported a net loss in the first quarter of each year, due to the seasonal reduction in construction activity during the winter months, which results in a decline in demand for the Company’s products and services.

FIRST QUARTER RESULTS

Revenues in the first quarter of 2008 increased 2.9% to $162.1 million, compared to $157.5 million in the first quarter of 2007. Higher ready-mixed concrete sales prices were partially offset by lower ready-mixed concrete sales volume and lower precast concrete products revenues.

The Company’s ready-mixed concrete sales volume in the first quarter of 2008 was approximately 1.37 million cubic yards, down 1.7% from 1.39 million cubic yards of ready-mixed concrete sold in the first quarter of 2007. On a same-plant-sales basis, first quarter 2008 volumes were down approximately 6.0% from the first quarter of 2007. This decline in volume reflects the continued slowdown in residential home construction activity in the Company’s markets, partially offset by the positive comparative impact of adverse weather conditions the Company’s Atlantic Region experienced in the first quarter of 2007.

The Company’s average sales price per cubic yard of ready-mixed concrete increased 5.4% during the first quarter of 2008, as compared to the first quarter of 2007. On a sequential quarter basis, the Company realized a 2.8% increase in its average sales price per cubic yard of ready-mixed concrete in the first quarter of 2008, compared to the fourth quarter of 2007, as a result of realized price increases in certain markets, including fuel surcharges and the impact of certain winterizing agents, partially offset by price decreases in certain markets.

Revenues in the Company’s precast concrete products segment were $16.6 million for the three months ended March 31, 2008, a decrease of $1.3 million, or 7.0%, from the corresponding period in 2007. On a same-plant-sales basis, the Company’s first quarter 2008 precast concrete products revenues were down approximately 32.5% from the first quarter of 2007, a result of the continued downturn in residential construction in the Company’s northern California and Phoenix, Arizona markets.

Commenting on the first quarter of 2008 results, Michael W. Harlan, President and Chief Executive Officer of U.S. Concrete, said, “Overall, we were pleased with our first quarter results, which came in at the high end of our previously issued earnings guidance. These results were driven primarily by slightly higher volumes and average sales prices than we originally estimated for the quarter. In addition, we have been extremely focused on controlling our cost structure and it is beginning to show in our results. Raw material spread (revenues less materials costs) in our ready-mixed concrete and concrete-related product segment expanded 150 basis points compared to the first quarter of 2007.”

Adjusted EBITDA was $5.4 million in the first quarter of 2008, compared with adjusted EBITDA of $4.8 million in the first quarter of 2007. As a percentage of revenue, adjusted EBITDA for the first quarter of 2008 was 3.3%, as compared to 3.0% in the first quarter of 2007. Adjusted EBITDA for the first quarter of 2008 was higher than the comparable prior-year period primarily due to higher average sales prices for ready-mixed concrete, cost control measures and higher precast profits due to acquired revenues, partially offset by lower ready-mixed concrete volume, increased pension costs and higher selling, general and administrative expense. The Company defines adjusted EBITDA as net income (loss) from continuing operations plus the provision (benefit) for income taxes, net interest expense and noncash goodwill impairments, depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of adjusted EBITDA, free cash flow and net debt (other non-GAAP financial measures used in this release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

The Company’s selling, general and administrative expenses were $18.1 million for the first quarter of 2008, compared to $16.7 million for the first quarter of 2007, an increase of $1.4 million. As a percentage of revenues, selling, general and administrative expenses increased from 10.6% in the first quarter of 2007 to 11.2% in the first quarter of 2008. General and administrative costs in the first quarter of 2008 were higher than the first quarter of 2007, due primarily to higher incentive-based compensation accruals, professional fees and office expenses.

Depreciation, depletion and amortization expense for the first quarter of 2008 was up $0.3 million to $6.9 million, as compared to $6.6 million for the first quarter of 2007, primarily due to additional depreciation, depletion and amortization expense related to assets acquired pursuant to the Company’s acquisition program.

Interest expense in the first quarter of 2008 was $6.8 million, down $0.1 million compared to the first quarter of 2007, primarily due to lower borrowings under the Company’s credit facility.

Minority interest for the first three months of 2008 was $(2.0) million and reflects the net loss attributable to the Company’s 40% partner in the Company’s Michigan joint venture.

The Company’s benefit for income taxes from continuing operations in the first quarter of 2008 of $3.1 million varied from the normally expected income tax rate due to state income tax benefits, partially offset by income tax contingency accruals. The Company expects its full year 2008 effective income tax rate to be between 40.0% and 43.0%, depending on the full year geographic mix of earnings, including the impact of additional accruals for income tax contingencies.

The Company’s free cash flow (defined as net cash provided by (used in) operations, less capital expenditures for property, plant and equipment, net of disposals) for the first quarter of 2008 was negative $1.1 million, an improvement of $7.3 million, as compared to negative $8.3 million in the first quarter of 2007. First quarter 2008 free cash flow reflects lower working capital needs, lower income tax payments and lower net capital expenditures, as compared to the first quarter of 2007.

Robert D. Hardy, U.S. Concrete’s Executive Vice President and Chief Financial Officer, stated, “Our liquidity, access to capital and financial condition remained strong during the first quarter. As of March 31, 2008, we had approximately $108 million of liquidity available, keeping us well positioned for future operating conditions. Our free cash flow improved substantially this quarter compared to the first quarter of last year, which we believe demonstrates our ability to manage cash flows in these challenging times.”

The Company’s net debt at March 31, 2008 was approximately $279.3 million, down $4.4 million from December 31, 2007, primarily reflecting higher cash balances due to asset divestiture proceeds, higher operating cash flow and lower capital expenditures. Net debt at March 31, 2008 was comprised of total debt, including capital lease obligations, of $299.7 million, less cash and cash equivalents of $20.4 million.

OUTLOOK

The statements in the following paragraph are based on current expectations related to the Company’s existing operations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential effects of any acquisitions or divestitures or share repurchases that may be completed after the date of this press release.

Based on current information, including its current backlog, the Company expects second quarter 2008 revenues to be in the range of $215 million to $230 million, EBITDA in the range of $21 million to $27 million and earnings per diluted share in the range of $0.10 to $0.16. Michael W. Harlan, President and Chief Executive Officer of U.S. Concrete, stated, “As we stated last quarter, we are facing a challenging environment for volumes going forward and we expect to see continued quarterly decreases in demand on a year-over-year basis. Residential construction remains depressed in all of our markets and we could face headwinds in the commercial and public works sector as the year progresses, unless economic conditions and the capital markets improve. All that being said, we believe our current backlog, and our view of the short-term general economic conditions in our markets, support our second quarter earnings guidance. We have implemented cost control measures throughout the Company and are prepared to take further steps as the year unfolds. I am comfortable with our liquidity and capital structure today and am confident we can continue to control our cost structure and capital spending through the cycle.”

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Thursday, May 8, 2008, at 10:00 a.m., Eastern time, to review its first quarter 2008 results. To participate in the call, dial 303-262-2137 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through Thursday, May 15, 2008. To access the replay, dial 303-590-3000 and use the pass code 11113574#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “adjusted EBITDA,” “free cash flow” and “net debt.” The Company has included adjusted EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses adjusted EBITDA to monitor and compare the financial performance of its operations. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. See the attached “Additional Statistics” for reconciliations of each of these non-GAAP measures to the most comparable GAAP financial measures for the three-months ended March 31, 2008 and 2007.

ABOUT U.S. CONCRETE

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. On a consolidated basis, the Company has 124 fixed and eight portable ready-mixed concrete plants, eight precast concrete plants, one concrete block plant and seven aggregates facilities. During 2007, these facilities produced approximately 7.2 million cubic yards of ready-mixed concrete, 2.7 million eight-inch equivalent block units and 3.8 million tons of aggregates. For more information on U.S. Concrete, visit http://www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: full year 2008 effective income tax rate between 40.0% and 43.0%, available liquidity and capital structure to meet future operating requirements; ability to manage cash flows, expected revenues, EBITDA and earnings per diluted share for the second quarter of 2008; expectations based on backlog and general economic conditions; and expectations regarding controls on costs and capital spending. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2007.

(Tables Follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Sales	$162,107	$157,494
Cost of goods sold before depreciation, depletion and amortization	141,291	136,506
Selling, general and administrative expenses	18,131	16,693
Depreciation, depletion and amortization	6,878	6,638
Loss from operations	(4,193)	(2,343)
Interest income	74	24
Interest expense	6,780	6,891
Other income, net	622	477
Minority interest in consolidated subsidiary	(2,044)	-
Loss from continuing operations before income tax benefit	(8,233)	(8,733)
Income tax benefit	(3,104)	(3,509)
Loss from continuing operations	(5,129)	(5,224)
Results of discontinued operations	(149)	(505)
Net loss	$(5,278)	$(5,729)

Loss per share - Basic and diluted:
Loss from continuing operations	$(0.13)	$(0.14)
Results of discontinued operations	(0.01)	(0.01)
Net loss	$(0.14)	$(0.15)

Number of shares used in calculating net loss per share:
Basic and Diluted	38,587	38,030

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$20,405	$14,850
Trade accounts receivable, net	91,753	102,612
Inventories	32,454	32,557
Deferred income taxes	17,507	10,937
Prepaid expenses	5,640	5,256
Other current assets	9,052	11,387
Assets held for sale	-	7,273
Total current assets	176,811	184,872
Properties, plant and equipment, net	264,459	267,010
Goodwill	186,508	184,999
Other assets	10,069	10,375
Total assets	$637,847	$647,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,702	$3,172
Accounts payable	35,385	48,160
Accrued liabilities	51,323	45,411
Total current liabilities	91,410	96,743
Long-term debt, net of current maturities	294,978	295,328
Other long-term obligations and deferred credits	9,205	9,125
Deferred income taxes	30,018	26,763
Total liabilities	425,611	427,959

Commitments and contingencies

Minority interest in consolidated subsidiary	12,148	14,192

Stockholders’ equity:
Preferred stock	-	-
Common stock	40	39
Additional paid-in capital	268,513	267,817
Retained deficit	(65,396)	(60,118)
Treasury stock, at cost	(3,069)	(2,633)
Total stockholders’ equity	200,088	205,105
Total liabilities and stockholders’ equity	$637,847	$647,256

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES	$4,467	$(972)

CASH FLOWS FROM INVESTING ACTIVITIES:
Properties, plant and equipment, net of disposals	(5,561)	(7,374)
Payments for acquisitions, net of cash received	(1,822)	-
Divestiture of business units	7,583	-
Other investing activities	212	(174)
Net cash provided by (used in) investing activities	412	(7,548)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	2,529	10,100
Repayments of capital leases and notes payable	(1,406)	(929)
Proceeds from issuances of common stock	-	371
Excess tax benefits from stock-based compensation	-	54
Debt issuance costs	(11)	(154)
Purchase of treasury stock	(436)	(225)
Net cash provided by financing activities	676	9,217
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,555	697
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,850	8,804
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$20,405	$9,501

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended March 31,
	2008	2007
Sales:
Ready-mixed concrete and concrete-related products	$148,826	$142,974
Precast concrete products	16,561	17,815
Inter-segment sales	(3,280)	(3,295)
Total sales	$162,107	$157,494

Segment operating loss:
Ready-mixed concrete and concrete-related products	$(424)	$(839)
Precast concrete products	1,809	1,310
Unallocated overhead and other income	612	2,193
Corporate:
Selling, general and administrative expense	5,568	4,530
Interest expense, net	6,706	6,867
Minority interest in consolidated subsidiaries	(2,044)	-
Loss before income taxes	$(8,233)	$(8,733)

Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$6,229	$6,139
Precast concrete products	524	404
Corporate	125	95
Total depreciation, depletion and amortization	$6,878	$6,638

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS

(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin, Net Debt and Free Cash Flow for the three months ended March 31, 2008 and March 31, 2007 and (2) corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2008 and March 31, 2007. We have also included in the table below certain Ready-Mixed Concrete Statistics for the three months ended March 31, 2008 and March 31, 2007.

We define adjusted EBITDA as our net income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense and noncash goodwill impairments, depreciation, depletion and amortization. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total sales. We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA to monitor and compare the financial performance of our operations. Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$95.61	$90.75
Volume in cubic yards	1,370	1,394

Adjusted EBITDA reconciliation:
Net loss from continuing operations	$(5,129)	$(5,224)
Income tax provision (benefit)	(3,104)	(3,509)
Interest expense, net	6,706	6,867
Depreciation, depletion and amortization	6,878	6,638
Adjusted EBITDA	$5,351	$4,772
Adjusted EBITDA margin	3.3%	3.0%

Free Cash Flow reconciliation:
Net cash provided by (used in) operations	$4,467	$(972)
Less: capital expenditures, net of disposals	(5,561)	(7,374)
Free Cash Flow	$(1,094)	$(8,346)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$299,680	$312,523
Less: cash and cash equivalents	20,405	9,501
Net Debt	$279,275	$303,022

The expected EBITDA used in this news release of approximately $21 million to $27 million in the second quarter of 2008 is calculated as follows: net income (estimated to be approximately $4 million to $8 million), plus the provision for income taxes (estimated to be approximately $3 million to $5 million), net interest expense (estimated to be approximately $7 million) and noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $7 million). All amounts provided in this paragraph have been rounded to the nearest million dollar amount.